Exhibit 99.2

The First of Long Island Corporation Announces Closing of Public Offering

GLEN HEAD, N.Y., May 10, 2016 (GLOBE NEWSWIRE) — The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, today announced that it has completed its previously announced public offering of 1.2 million shares of its common stock at $29.00 per share. The Company also announced that the underwriter had exercised part of its over-allotment option at the same price and on the same terms and conditions, resulting in the sale of an additional 100,000 shares of common stock. The offering resulted in gross proceeds of $37.7 million and net proceeds of approximately $35.3 million.

Sandler O’Neill + Partners, L.P. served as sole underwriter for the offering. The shares are being issued pursuant to a prospectus supplement and prospectus filed as part of an effective shelf registration statement filed with the Securities and Exchange Commission (“SEC”) on Form S-3 (File No. 333-190505).

The Company expects to use the net proceeds of this offering for general corporate purposes, including support for organic growth and financing possible acquisitions of branches or fee-based businesses.

Additional Information Regarding the Offering

This announcement is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any securities of the Company, which is made only by means of a prospectus supplement and related base prospectus, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates. Prospective investors, including current shareholders interested in participating in the offering, should read the prospectus in that registration statement, the prospectus supplement and other documents that the Company has filed with the SEC, for more complete information about the Company and the offering. Investors may obtain copies of the prospectus supplement and accompanying base prospectus relating to the offering without charge by visiting the SEC’s website at www.sec.gov, or from Sandler O’Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, or by phone at (866) 805-4128.

About The First of Long Island Corporation

The First of Long Island Corporation is the bank holding company for The First National Bank of Long Island. The Bank serves the financial needs of privately owned businesses, professionals, consumers, public bodies and other organizations primarily in Nassau and Suffolk Counties, Long Island, and the boroughs of New York City and currently has forty-four branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens and Manhattan.

Forward-Looking Statements

This press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which The First of Long Island Corporation operates, management’s beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. You should not place undue reliance on such forward-looking statements. The Company does not assume any duty and does not undertake to update its forward-looking statements.

Contact:

William Aprigliano

Senior Vice President & Chief Accounting Officer

(516) 671-4900, Ext. 7403